Consent of Independent Registered Public Accounting Firm

The Board of Directors
Davis New York Venture Fund, Inc.:

We consent to the use of our reports, dated September 19, 2019, with respect to the financial statements and financial highlights of Davis New York Venture Fund and Davis Research Fund (each a series of Davis New York Venture Fund, Inc.), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

KPMG LLP

Denver, Colorado
November 26, 2019